                                  SCHEDULE 14A
                                 (RULE 14a-101)


                     INFORMATION REQUIRED IN PROXY STATEMENT


                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy
    Statement

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

[ ] Confidential, for Use of the
    Commission Only
    (as permitted by Rule 14a-6(e)(2))



                          e.spire Communications, Inc.
                          ----------------------------
                (Name of Registrant as Specified in Its Charter)
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)



Payment of Filing Fee (Check the appropriate box):

   [X] No fee required.

   [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)     Title of each class of securities to which transaction applies:

    (2)     Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)     Proposed maximum aggregate value of transaction:

    (5)     Total fee paid:


    [ ]     Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)     Amount previously paid:


    (2)     Form, schedule or registration statement no.:


    (3)     Filing party:


    (4)     Date filed:

                                 [e.spire LOGO]

                          E.SPIRE COMMUNICATIONS, INC.
                             12975 WORLDGATE DRIVE
                            HERNDON, VIRGINIA 20701
                                 (703) 639-6000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 30, 2000

To our Stockholders:

     The annual meeting of stockholders (the "Annual Meeting") of e.spire Communications, Inc., a Delaware corporation ("e.spire" or the "Company") will be held at the Hyatt Regency, Reston Town Center, 1800 Presidents Street, Reston, Virginia 20190 on Tuesday, May 30, 2000, at 3:00 P.M. Eastern Daylight time, for the following purposes:

     1. To elect seven (7) directors ("Proposal No. 1");

     2. To approve and ratify amendments to the 1996 Employee Stock Purchase Plan (the "1996 Stock Plan" or the "Plan") to increase the number of shares of Common Stock reserved for issuance upon exercise of options granted under the Plan from 1,000,000 to 2,000,000 shares. ("Proposal No. 2");

     3. To approve and ratify amendments to the 1994 Stock Option Plan ("Stock Option Plan" or "1994 Plan") to increase the number of shares of Common Stock reserved for issuance upon exercise of options granted under the Stock Option Plan from 11,000,000 to 13,500,000 shares. (Proposal No.
        3);

     4. To approve and ratify amendments to the 1998 Restricted Stock Plan (the "Restricted Stock Plan") to increase the number of shares of Common Stock reserved for issuance from 20,000 to 1,000,000. ("Proposal No. 4");

     5. To ratify the selection of KPMG LLP as the independent auditors of e.spire for the fiscal year ending December 31, 2000 ("Proposal No. 5"); and

     6. To transact such other matters as may properly come before the meeting.

     Accompanying this notice are a Proxy Card, a Proxy Statement and a copy of e.spire's Annual Report to Stockholders for the fiscal year ended December 31, 1999. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN AND ATE THE PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE PROVIDED FOR THAT PURPOSE PRIOR TO THE DATE OF THE ANNUAL MEETING. The Proxy represented by the Proxy Card may be revoked at any time prior to the time that it is voted at the Annual Meeting. The Board of Directors has set March 31, 2000, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Only stockholders of record at the close of business on March 31, 2000, will be entitled to vote at the Annual Meeting.

     You are cordially invited to attend the Annual Meeting, and you may vote in person even though you have returned your Proxy Card.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ JULIETTE PRYOR
                                          JULIETTE WILLIAMS PRYOR
                                          Secretary

Herndon, Virginia
May 3, 2000

                                 [e.spire LOGO]

                          E.SPIRE COMMUNICATIONS, INC.
                             12975 WORLDGATE DRIVE
                               HERNDON, VIRGINIA

                                PROXY STATEMENT

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of stockholders of e.spire Communications, Inc. ("e.spire" or the "Company") to be held at the Hyatt Regency, Reston Town Center, 1800 Presidents Street, Reston, Virginia 20190 on Wednesday, May 30, 2000 at 3:00 p.m. Eastern Daylight Time and at any adjournments thereof. THE ACCOMPANYING PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF e.spire AND IS REVOCABLE BY THE STOCKHOLDER AT ANY TIME BEFORE IT IS VOTED. FOR MORE INFORMATION CONCERNING THE PROCEDURE FOR REVOKING THE PROXY SEE BELOW. This Proxy Statement was first mailed to stockholders of e.spire on or about May 4, 2000, accompanied by e.spire's Annual Report to Stockholders for the fiscal year ended December 31, 1999. The principal executive offices of e.spire are located at 12975 Worldgate Drive, Herndon Virginia, 20701, telephone (703) 639-6000.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Only holders of record of e.spire's Common Stock, $.01 par value (the "Common Stock" or "Common Shares") outstanding at the close of business on March 31, 2000 (the "Record Date") are entitled to receive notice of and vote at the Annual Meeting.

     As of the Record Date, 52,303,071 shares of Common Stock were outstanding and will be entitled to vote at the Annual Meeting. Each Common Share is entitled to one vote on all matters. There are no cumulative voting rights.

     The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. In the election of directors, each share of Common Stock may be voted for as many individuals as there are directors to be elected. Those individuals receiving the seven highest number of votes "for" election to the Board of Directors shall be considered duly elected. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, whether or not a quorum is present when a vote is taken, is required for approval of Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5. An automated system administered by e.spire's transfer agent will be used to tabulate the votes. Abstentions, votes against or withholding approval and broker non-votes will be counted to determine whether a quorum is present. Abstentions and votes against or withholding approval will be counted as votes against any given proposal, whereas broker non-votes will not be counted in determining whether a particular proposal has been approved by the stockholders.

     The cost of soliciting proxies will be borne by e.spire. In addition to the use of mailings, directors, officers and regular employees of e.spire, without special compensation may solicit proxies by personal interview, telephone and telegraph. e.spire has retained Corporate Investor Communications, Inc. ("CIC") to assist it in its solicitation of proxies for which CIC will receive a fee of approximately $10,000, plus all reasonable expenses. In addition, e.spire expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Common Stock.

     The Board of Directors has selected George F. Schmitt and Juliette Williams Pryor, and each of them, to act as proxies with full power of substitution. With respect to the proposal regarding election of directors, stockholders may (a) vote in favor of all nominees, (b) withhold their votes as to all nominees, or
(c) withhold their votes as to specific nominees by so indicating in the appropriate space on the enclosed proxy card. With respect to the proposals to approve and ratify amendments to the 1996 Stock Plan, to approve and ratify amendments to the Stock Option Plan, approve and ratify amendments to Restricted Stock Plan and the appointment of KPMG LLP as e.spire's independent auditors for fiscal year 2000, stockholders may (i) vote "for", (ii) vote "against" or (iii) abstain from voting as to each such matter. All properly executed proxy cards delivered by stockholders and not revoked will be voted at the Annual Meeting in accordance with the directions given. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES, AND TO APPROVE AND RATIFY THE PROPOSED AMENDMENT TO THE 1996 STOCK PLAN AND APPROVE AND RATIFY THE PROPOSED AMENDMENT TO THE STOCK OPTION PLAN AND THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS. Management knows of no other matters that may come before the Annual Meeting for consideration by the stockholders. However, if any other matter properly comes before the Annual Meeting, the persons named in the enclosed proxy card as proxies will vote upon such matters in accordance with their judgment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by filing with the Secretary of e.spire prior to the date of the Annual Meeting written notice of revocation bearing a later date than the proxy, by duly executing and delivering to the Secretary of e.spire prior to the date of the Annual Meeting a subsequent proxy relating to the same shares of Common Stock or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy unless the stockholder votes his shares of Common Stock in person at the Annual Meeting. Any notice revoking a proxy should be sent to the Secretary of e.spire, Juliette Williams Pryor, e.spire Communications, Inc., 12975 Worldgate Drive, Herndon, Virginia, 20170 in a manner designed to ensure that it is received by the Secretary prior to the date of the Annual Meeting.

PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     The Board is currently comprised of seven members and one vacancy. On March 31, 1999, George M. Middlemas resigned as a director of e.spire. On October 29, 1999, Olivier L. Trouveroy and Benjamin P. Giess resigned as directors of e.spire. On January 21, 2000, Anthony J. Pompliano resigned as Chairman of the Board and Chief Executive Officer. On April 1, 1999, the Board of Directors, in accordance with e.spire's By-laws, resolved to reduce the number of directorships from seven to six. On October 29, 1999, the Board resolved to increase the number of directorships from six to seven. And on January 18, 2000, the Board of Directors, in accordance with e.spire's By-laws, resolved to increase the number of directorships from seven to eight. Other than as described in this proxy statement, no arrangement or understanding exists between an officer or director and any other person under which any officer or director was or may be elected. All directors of e.spire hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. No director or officer is related to any other director or officer by blood, marriage, or adoption. Each of the director nominees is currently a director of e.spire.

     Each of the nominees has consented to serve on the Board of Directors through the next annual meeting of stockholders or until his successor is duly elected and qualified. If any of the nominees should be unable to serve for any reason (which management has no reason to anticipate at this time), the Board of Directors may designate a substitute nominee or nominees (in which case the persons named as proxies in the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located, or by resolution amending the By-laws of e.spire, provide for a lesser number of directors.

INFORMATION CONCERNING DIRECTOR NOMINEES

                                                                                            DIRECTOR
NAME                                   AGE                      POSITION                     SINCE
----                                   ---    --------------------------------------------  --------
George F. Schmitt(1)(2)(4)...........  56     Chairman of the Board of Directors and          2000
                                              Acting Chief Executive Officer
William R. Huff(3)(4)................  50     Vice-Chairman of the Board of Directors         1999
Edwin M. Banks(1)(2)(3)(4)...........  36     Director                                        1994
Peter C. Bentz.......................  34     Director                                        1995
Frederick Galland(2)(3)(4)...........  55     Director                                        1999
Christopher L. Rafferty(1)...........  50     Director                                        1994
Joseph R. Thornton(3)................  38     Director                                        2000

---------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

(3) Member of Finance Committee

(4) Member of Executive Committee

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE ABOVE-LISTED NOMINEES AS DIRECTORS (PROPOSAL NO. 1 ON THE PROXY CARD).

BUSINESS EXPERIENCE OF DIRECTOR NOMINEES

     George Schmitt, Chairman of the Board and Acting Chief Executive Officer, was elected a director of e.spire in January 2000 and was elected Chairman of the Board and Acting Chief Executive Officer in March 2000. Mr. Schmitt has more than 35 years of industry experience in telecommunications. Prior to joining e.spire, he served as President of Omnipoint Communications Services, LLC and Executive Vice President of Omnipoint Corporation from 1996 until February 2000, when VoiceStream Wireless acquired Omnipoint. Prior to joining Omnipoint in 1996, he was President and Chief Executive Officer of PCS PrimeCo L.P., (now known as PrimeCo Personal Communications), a national PCS (personal communications services) partnership owned by AirTouch Communications and Bell Atlantic. From 1993 to 1994, Mr. Schmitt served as Chairman of the GSM (Global System for Mobile) MoU Association, now called the GSM Association, the international organization that oversees the worldwide implementation of GSM wireless technology. He continues to hold a seat on the organization's Executive Committee. From January 1990 until 1993, Mr. Schmitt served as a member and head of the technical department of the Board of Management at Mannesmann Mobilfunk D2 in Germany. In 1993, Mr. Schmitt began employment with AirTouch Communications, where he was Executive Vice President of International Operations, leading the Company's ventures in Belgium, France, Germany, Italy, Japan, Korea, Portugal, Spain, Sweden and Thailand. He began his career in 1965 when he joined Pacific Telephone, now Pacific Bell, a division of SBC Corp. He held various positions there in business, marketing, technical and operations departments, eventually serving as Vice President of Operations, Vice President of Financial Management and Vice President of Regulatory Affairs. He received his Bachelor of Arts from St. Mary's College in Moraga, CA and his master's degree from Stanford University School of Business, where he was a Sloan fellow.

     Mr. Schmitt is also actively involved in many industry organizations. In addition to his participation in the GSM Association, he is currently Chairman of the Personal Communications Industry Association. He serves on the Boards of LHS Group, Objective System Integrators, PCSONE (a joint venture with Omnipoint), Telesoft Partners and Telstreet.com.

     William R. Huff, Vice-Chairman of the Board of Directors, was elected a director of e.spire in November 1999. Mr. Huff is a founder of W.R. Huff Asset Management Co., L.L.C., and The Huff Alternative Income Fund, L.P. ("Huff"), a principal stockholder of e.spire. Mr. Huff has been affiliated with Huff since its inception in 1994. Mr. Huff currently serves as a director of Texas Petrochemicals Corporation.

     Edwin M. Banks was elected a director of e.spire in October 1994. Since 1988, Mr. Banks has been employed by W. R. Huff Asset Management Co., L.L.C., an affiliate of Huff, and currently serves as a portfolio manager concentrating in the healthcare, communications, food and food services industries. From 1985 until he joined W. R. Huff Asset Management Co., L.L.C., Merrill Lynch & Company employed Mr. Banks. Mr. Banks received his B.A. degree from Rutgers College and his MBA degree from Rutgers University. Mr. Banks also serves as a director of Arch Communications Group and Rymer Foods.

     Peter C. Bentz was elected a director of e.spire in June 1995. Since 1992, Mr. Bentz has been employed by W. R. Huff Asset Management Co., L.L.C., as a research analyst specializing in telecommunications, media and healthcare. Mr. Bentz received his Bachelor of Science degree from Boston College in 1987 and his MBA from the Wharton School of the University of Pennsylvania in 1992.

     Frederick Galland was elected a director of e.spire in November 1999. Mr. Galland previously served on the Board from November 1995 until February 1996. Mr. Galland was Chief Executive Officer and sole stockholder of the In-Health Group, Inc. a/k/a The Pro Care Group from 1990 to present. From 1981 to 1988, Mr. Galland served as Chief Executive Officer and Chairman of Fundsnet, Inc., a publicly traded provider of electronic funds transfer. He also served on the boards of Graphic Scanning Corp. from 1975 to 1984; Digital Paging Systems, Inc. from 1973 to 1980; Graphnet Systems, Inc. from 1978 to 1981 and Cellular Systems, Inc. from 1982 to 1984.

     Christopher L. Rafferty was elected a director of e.spire in October 1994. The general partner of Huff has employed Mr. Rafferty since June 1994. From January 1993 to February 1994, Mr. Rafferty was Vice President -- Acquisitions for Windsor Pet Care, Inc., a venture capital-backed firm focusing on consolidating the pet care services industry. From October 1990 to January 1993, Mr. Rafferty was a consultant specializing in merchant banking, leveraged acquisitions and venture capital transactions. From June 1987 to the time he started his consulting business, Mr. Rafferty was a Managing Director of Chase Manhattan Capital Corporation, the merchant banking and private equity investment affiliate of The Chase Manhattan Corporation. Mr. Rafferty received his undergraduate degree from Stanford University and his law degree from Georgetown University.

     Joseph R. Thornton was elected a director of e.spire in January 2000. Mr. Thornton is counsel to W.R. Huff Asset Management Co. L.L.C. and has worked with the firm since 1990. Mr. Thornton received his undergraduate, MBA and JD degrees from the University of North Carolina at Chapel Hill. He also serves as a director of Rymer Foods.

INFORMATION CONCERNING BOARD MEETINGS

     Eight meetings of e.spire's Board of Directors were held during the fiscal year ended December 31, 1999. Each director who served during 1999 attended at least 75% (except George M. Middlemas, who attended 66% and Edwin M. Banks who attended 64%) of the total number of meetings of the Board and any Committees of the Board of which he was a member.

INFORMATION CONCERNING COMMITTEES OF THE BOARD

     e.spire's Board has an Audit Committee, Compensation Committee, Finance Committee and Executive Committee.

     The Audit Committee is currently comprised of three directors, Edwin M. Banks, Frederick Galland and George F. Schmitt. Olivier L. Trouveroy also served on the Audit Committee until his resignation on October 29, 1999. The Audit Committee is responsible for selecting e.spire's independent auditors and reviewing their audit, as well as reviewing and approving e.spire's internal controls and accounting systems. The Audit Committee may be granted additional powers and duties as the Board may from time to time determine. The Audit Committee held one meeting during the fiscal year ended December 31, 1999.

     The Compensation Committee is comprised of three directors, Edwin M. Banks, Christopher L. Rafferty and George F. Schmitt. Christopher L. Rafferty served on the Compensation Committee for all of the fiscal year ended December 31, 1999. Edwin M. Banks served as a member of the Compensation Committee from

April 13, 1999 through December 31, 1999. George M. Middlemas also served on the Compensation Committee until his resignation on March 31, 1999. Olivier L. Trouveroy also served on the Compensation Committee from January 1, 1999 until he resigned effective October 29, 1999. Benjamin Giess served on the Compensation Committee from April 13, 1999 until he resigned effective October 29, 1999. Peter C. Bentz served as member of the Compensation Committee from April 13, 1999 until his appointment ended on January 18, 2000. George F. Schmitt was appointed to the Compensation Committee on January 18, 2000. On April 13, 1999, the Board of Directors, in accordance with e.spire's By-laws, resolved to increase the number of directorships from three to five. And on January 18, 2000, the Board resolved to decrease the number of directorships from five to three. The Compensation Committee is responsible for recommending to the full Board all stock option grants, bonuses and other compensation arrangements for executives and key employees and loans and other non salary payments and other benefits and arrangements with employees, affiliates and associates of e.spire. The Compensation Committee may be granted additional powers and duties as the Board may from time to time determine. The Compensation Committee held one meeting during the fiscal year ended December 31, 1999. In addition, the Compensation Committee regularly held extensive discussions regarding compensation matters and memorialized its compensation decisions through the use of unanimous written consents in lieu of meetings.

     The Finance Committee was established by the Board of Directors in January 2000, and is currently comprised of four directors, William R. Huff, Edwin M. Banks, Frederick Galland and Joseph R. Thornton. The Finance Committee is responsible for the oversight of financial plans and policies of e.spire to ensure conformance with e.spire's requirements for fiscally sound operation, including but not limited to: (i) reviewing annual business plans, financial arrangements, methods of external financing, and financial audits of capital expenditures and (ii) advising the Board about sources and uses of e.spire's funds.

     The Executive Committee was established by the Board of Directors in January 2000, and is currently comprised of four directors, George F. Schmitt, William R. Huff, Edwin M. Banks, and Frederick Galland. The Executive Committee is responsible, between meetings of the Board, all powers and authority of the Board in the direction and management of e.spire, except as prohibited by applicable law, e.spire's Certificate of Incorporation, or By-laws and except to the extent another committee shall have been accorded authority over the matter.

DIRECTORS' COMPENSATION

     Beginning with the third quarter of 1998, members of the Board receive cash compensation for acting as members of the Board or Committees of the Board, in addition to reimbursement for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and its committees. e.spire's policy for compensation of non-employee directors is: (i) an annual retainer in the amount of $12,000 for each year such director serves on the Board, payable in quarterly installments of $3,000, prorated if necessary, and
(ii) payment for each quarterly meeting of the Board attended by such non-employee -- $1,000 for in person meetings or $500 for telephonic meetings. During fiscal year 1999 compensation to non-employee directors was paid as follows: Messrs. Banks, Giess and Rafferty $12,000 each, Messrs. Bentz and Trouveroy $11,500 each and Mr. Middlemas $3,500. Directors who serve as executive officers receive compensation for acting in their capacity as executive officers. See " Summary Compensation Table." From time to time prior to 1998, the Board has granted options to purchase shares of Common Stock to members of the Board who are not also officers of e.spire in consideration for their service as directors. In 1998, the Board adopted a policy to award "formula grants" to outside directors under e.spire's 1994 Stock Option Plan, as amended (the "Stock Option Plan"), of 10,000 for each year. Initial options granted to new outside directors vest in full twelve months after the date of grant. Options granted upon reelection of an outside director vest immediately. For fiscal year ended December 31, 1999, with the exception of Frederick Galland, each outside director was granted 10,000 options in his capacity as such.

INFORMATION CONCERNING CURRENT EXECUTIVE OFFICERS

                                                                                                OFFICER
NAME                                   AGE                        POSITION                       SINCE
----                                   ---    ------------------------------------------------  -------
George F. Schmitt....................  56     Chairman of the Board of Directors and Acting      2000
                                              Chief Executive Officer
Juliette Williams Pryor..............  35     Senior Vice President, General Counsel and         2000
                                              Secretary
Christopher J. Resavy................  39     Chief Operating Officer                            2000
Bradley E. Sparks....................  52     Interim Chief Financial Officer                    2000

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

     The following is a description of the background of the executive officers of e.spire who are not directors:

     Juliette Williams Pryor, Senior Vice President, General Counsel and Secretary, joined e.spire in February 1997 as its first Associate General Counsel. During her first three years with e.spire, Ms. Pryor created e.spire's first round of standard customer and vendor agreements, was chief negotiator for its acquisition of small Internet service providers, as well as the agreements governing e.spire's divestiture of its resale customer base. Ms. Pryor was promoted to the General Counsel post in March 2000, and now serves as e.spire's chief legal officer, responsible for determining corporate legal policy, ensuring all SEC compliance, managing all corporate governance issues, directing all litigation involving e.spire, and protecting the legal interests of the corporation. Ms. Pryor has nine years of legal experience. Before joining e.spire, she served as counsel to the Vice Chairman of the U.S. International Trade Commission and as an Attorney with IBM Corporation. Ms. Pryor received her law degree as well as a Master of Science in Foreign Service from Georgetown University. She also graduated with honors from Fisk University in Nashville, TN, where she received a B.A. degree in Political Science and Spanish. Ms. Pryor is admitted to practice law in the District of Columbia and New York.

     Christopher J. Resavy, Chief Operating Officer, has 19 years of industry experience in telecommunications. He joined e.spire as Chief Operating Officer in March 2000. He most recently served as Senior Director of Engineering and Information Services for Omnipoint Communications Inc. Mr. Resavy joined Omnipoint in 1994 as Chief Engineer and then became Chief Technology Officer. For 14 months he was responsible for organizing the engineering, operations and information systems/information technology organizations. Before joining Omnipoint, he was Engineering Manager for New Technologies at Cellular One of New York. He began at Cellular One in 1987 as an RF engineer and held various technical and administrative positions before managing the New Technologies department. Prior to joining Cellular One, Mr. Resavy was an RF engineer for GTE Mobilnet in Houston. He worked at NYNEX Mobile Communications in engineering before moving to GTE. He began his career in wireless telecommunications as a temporary employee for AT&T's Advanced Mobil Phone System division, while still an engineering student at Rutgers University.

     Bradley E. Sparks, Interim Chief Financial Officer, has more than 20 years of experience in finance. He joined e.spire as Interim Chief Financial Officer in April 2000. Most recently he served as Chief Financial Officer at Digex, Inc., a leading Web and application hosting service provider for businesses worldwide. He led Digex's successful initial public offering (IPO) in July 1999. From September 1998 to July 1999, he served as Executive Vice President and Chief Financial Officer of WAM!NET, a global provider of digital network services. From 1995 to September 1998, he served as Chief Financial Officer of OmniPoint Corporation. From 1993 to 1995, Mr. Sparks served as Vice President and Controller of MCI Communications Corporation, which is now MCI WorldCom. Mr. Sparks earned his B.S. from West Point, and his M.S. in management from the Sloan School at Massachusetts Institute of Technology. Mr. Sparks is also a certified public accountant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires e.spire's executive officers and directors, and any persons who own more than ten percent of the outstanding shares of e.spire's

Common Stock, to file with the Securities and Exchange Commission ("SEC") reports of ownership and changes in ownership of e.spire's Common Stock. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish e.spire with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, e.spire believes that, except as described below, there was compliance for the period from January 1, 1999 to December 31, 1999 with all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners. ING failed to file one Form 4 reporting six (6) transactions, which occurred in June 1999 and submitted one late-filed Form 5 reporting the same transactions. Mr. Bentz failed to file one Form 5 reporting one transaction that occurred in May 1999, in connection with the granting of stock options under the e.spire's Stock Option Plan that are qualified under Rule 16b-3. Mr. Rafferty submitted one late-filed Form 5 reporting one transaction that occurred in May 1999, in connection with the granting of stock options under e.spire's Stock Option Plan that are qualified under Rule 16b-3. Mr. Hudson filed a late-filed Form 3 and submitted two late-filed Form 4s in May 1999 reporting two transactions that occurred in February 1999 and two transactions that occurred in March 1999, respectively. Ronald E. Spears submitted one late-filed Form 4 in April 1999 reporting two transactions that occurred in March 1999. e.spire did not receive a copy of a Form 4 or Form 5 from Mr. Spears in connection with the sale of approximately 6,000 shares.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table provides a summary of compensation for the fiscal years ended December 31, 1997, 1998 and 1999, with respect to e.spire's Chief Executive Officer, the other four most highly compensated executive officers of e.spire who were serving as executive officers at the end of the fiscal year ended December 31, 1999 and whose annual salary and bonus during such fiscal year exceeded $100,000 and e.spire's Chief Financial Officer (collectively, the "Named Officers"):

                                                            ANNUAL COMPENSATION               NUMBER OF
                                                    ------------------------------------     SECURITIES
                                                                            OTHER ANNUAL     UNDERLYING     ALL OTHER
  NAME AND PRINCIPAL ON DECEMBER 31, 1999    YEAR    SALARY     BONUS       COMPENSATION     OPTIONS (2)   COMPENSATION
  ---------------------------------------    ----   --------   --------     ------------     -----------   ------------
Anthony J. Pompliano (3)...................  1999   $330,000   $      0      $2,085,390       $160,000        $3,931(6)
  Chairman of the Board of Directors and     1998    302,500    100,000(4)            0              0             0
  Chief Executive Officer                    1997    275,000    275,000(5)            0              0             0
Dennis J. Kern (7).........................  1999    219,952          0               0        100,000           924(6)
  Chief Operating Officer
Riley M. Murphy (8)........................  1999    233,125          0               0         40,000             0
  Executive Vice President -- Legal          1998    215,000     50,000(9)            0         40,000         2,400(11)
  and Regulatory Affairs, General            1997    193,750    101,500(10)           0         50,000         2,375(11)
  Counsel and Secretary
Douglas R. Hudson (12).....................  1999    228,799          0         228,679         40,000             0
  President of ACSI Network Technologies     1998    186,875     50,002(9)            0         65,000             0
                                             1997    171,458    100,020(9)            0         60,000
Richard Putt (13)..........................  1999    242,700     75,000(9)        9,387(14)    200,000             0
  Executive Vice President of Sales and      1998    209,103    125,000(10)           0              0         2,250(11)
  Marketing
David L. Piazza (15).......................  1999    216,235          0               0         40,000           324(6)
  Chief Financial Officer                    1998    194,750     50,000(9)       20,090(14)          0             0
                                             1997    139,038    130,000(10)      97,482(14)    250,000             0

---------------
 (1) Excludes perquisites and other personal benefits that in the aggregate do not exceed $50,000 or 10% of Named Officer's total annual salary and bonus.

 (2) See information provided in "Option Grants in Fiscal Year Ended December 31, 1999."

 (3) Mr. Pompliano voluntarily resigned as Chairman of the Board and Chief Executive Officer effective January 21, 2000.

 (4) Pursuant to his employment agreement, as amended, Mr. Pompliano is entitled to a bonus of $200,000, $100,000 of which was paid in March 1999, with the additional $100,000 payable upon the achievement of certain revenue and EBITDA objectives for the first and second quarters of 1999, only if Mr. Pompliano continued as an employee of e.spire as of September 30, 2000. Mr. Pompliano is not entitled to the remaining $100,000 of his bonus because of his resignation.

 (5) Represents cash bonuses received for attainment of certain performance goals.

 (6) Represents payments received for medical or disability insurance in excess of that provided to other employees.

 (7) Mr. Kern commenced his employment with the Company in January 1999. In March 2000, Mr. Kern voluntarily resigned from the Company.

 (8) Ms. Murphy commenced her employment with the Company in April 1994. Ms. Murphy voluntarily resigned from the Company in March 2000.

 (9) Represents 50% of targeted bonuses awarded in Common Stock of the Company pursuant to the Annual Performance Plan, with the price based on the average closing prices quoted on The Nasdaq Stock Market for the 20 days preceding March 15, 1999, the date of the award. The balance is to be paid in the third quarter of 2000, conditioned upon continued employment with the Company, which will be paid in cash or stock, in the Company's discretion.

(10) Represents bonuses awarded in Common Stock of the Company pursuant to the Annual Performance Plan, with the price based on the average closing prices quoted on The Nasdaq Stock Market for the 20 days preceding March 11, 1998, the date of the award. Also includes a cash bonuses of $30,000 and $125,000 paid to Mr. Piazza and Mr. Putt, respectively, pursuant to their employment agreement.

(11) Represents the Company's 401(K) match.

(12) Mr. Hudson commenced his employment with the Company in May 1994. Mr. Hudson voluntarily resigned from the Company in February 2000.

(13) Mr. Putt commenced employment with the Company in December 1997. In January 2000, Mr. Putt voluntarily resigned from the Company.

(14) Represents expenses in connection with Mr. Piazza's and Mr. Putt's relocation to the Annapolis Junction, Maryland and Northern Virginia areas respectively.

(15) Mr. Piazza commenced employment with the Company in March 1997. In October 1999, Mr. Piazza voluntarily resigned from the Company.

OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1999

     The following table contains information concerning the grant of stock options to Named Officers during the fiscal year ended December 31, 1999.

                                             INDIVIDUAL GRANTS
                              -----------------------------------------------
                                                                                MARKET PRICE
                                 NUMBER OF        % OF TOTAL                    OF UNDERLYING
                                SECURITIES      OPTIONS GRANTED   EXERCISE OR   SECURITIES ON
                                UNDERLYING       TO EMPLOYEES     BASE PRICE       DATE OF      EXPIRATION
                              OPTIONS GRANTED      IN PERIOD      (PER/SHARE)       GRANT          DATE
                              ---------------   ---------------   -----------   -------------   ----------
Anthony J. Pompliano........      106,666             2.86%         $9.120         $10.563         4/6/04
                                   53,334             1.43%         $9.120         $10.563       12/30/04
Dennis J. Kern..............       25,000             0.67%         $5.380         $ 5.380        2/12/05
                                   25,000(2)          0.67%         $5.380         $ 5.380        2/12/06
                                   25,000(2)          0.67%         $5.380         $ 5.380        2/12/07
                                   25,000(2)          0.67%         $5.380         $ 5.380        2/12/08
Riley M. Murphy.............       10,000(2)          0.27%         $9.120         $10.563         4/6/05
                                   10,000(2)          0.27%         $9.120         $10.563         4/6/06
                                   10,000(2)          0.27%         $9.120         $10.563         4/6/07
                                   10,000(2)          0.27%         $9.120         $10.563         4/6/08
Douglas Hudson..............        3,334             0.09%         $9.120         $10.563        1/31/05
                                    3,334(2)          0.09%         $9.120         $10.563        2/28/05
                                    3,334(2)          0.09%         $9.120         $10.563        3/31/05
                                    3,334(2)          0.09%         $9.120         $10.563        4/30/05
                                    3,333             0.09%         $9.120         $10.563        5/31/04
                                    3,333             0.09%         $9.120         $10.563        6/30/04
                                    3,333             0.09%         $9.120         $10.563        7/31/04
                                    3,333             0.09%         $9.120         $10.563        8/31/04
                                    3,333             0.09%         $9.120         $10.563        9/30/04
                                    3,333             0.09%         $9.120         $10.563       10/31/04
                                    3,333             0.09%         $9.120         $10.563       11/30/04
                                    3,333             0.09%         $9.120         $10.563       12/31/04
Richard Putt................       40,625             1.09%         $9.120         $10.563         4/6/04
                                   40,625(2)          1.09%         $9.120         $10.563         4/6/05
                                   40,625(2)          1.09%         $9.120         $10.563         4/6/06
                                   78,125(2)          2.10%         $9.120         $10.563         4/6/07
David Piazza................       10,000             0.27%         $9.120         $10.563       10/27/04
                                   10,000             0.27%         $9.120         $10.563       10/27/04
                                   10,000(2)          0.27%         $9.120         $10.563        4/06/07
                                   10,000(2)          0.27%         $9.120         $10.563        4/06/08


                                POTENTIAL REALIZABLE VALUE AT
                                ASSUMED ANNUAL RATES OF STOCK
                                PRICE APPRECIATION FOR OPTION
                                           TERM(1)
                              ----------------------------------
                                 0%          5%          10%
                              --------    --------    ----------
Anthony J. Pompliano........  $153,919    $465,209    $  841,789
                              $ 76,961    $232,609    $  420,902
Dennis J. Kern..............        --    $ 45,743    $  103,775
                                    --    $ 54,755    $  127,602
                                    --    $ 64,218    $  153,813
                                    --    $ 74,154    $  182,644
Riley M. Murphy.............  $ 14,430    $ 50,354    $   95,930
                              $ 14,430    $ 57,432    $  114,643
                              $ 14,430    $ 64,864    $  135,227
                              $ 14,430    $ 72,667    $  157,870
Douglas Hudson..............  $  4,811    $ 16,788    $   31,983
                              $  4,811    $ 19,148    $   38,222
                              $  4,811    $ 21,626    $   45,085
                              $  4,811    $ 24,227    $   52,634
                              $  4,810    $ 14,536    $   26,303
                              $  4,810    $ 14,536    $   26,303
                              $  4,810    $ 14,536    $   26,303
                              $  4,810    $ 14,536    $   26,303
                              $  4,810    $ 14,536    $   26,303
                              $  4,810    $ 14,536    $   26,303
                              $  4,810    $ 14,536    $   26,303
                              $  4,810    $ 14,536    $   26,303
Richard Putt................  $ 58,622    $177,180    $  320,605
                              $ 58,622    $204,564    $  389,716
                              $ 58,622    $233,318    $  465,737
                              $112,734    $506,747    $1,056,463
David Piazza................  $ 14,430    $ 43,614    $   78,918
                              $ 14,430    $ 43,614    $   78,918
                              $ 14,430    $ 64,864    $  135,227
                              $ 14,430    $ 72,667    $  157,870

---------------

(1) The amounts set forth in the three columns represent hypothetical gains that might be achieved by the optionee if the respective options are exercised at the end of the term. These gains are based on assumed rates of stock price appreciation of 0%, 5% and 10%. The exercise price of the options was equal April 6, 2000, the date of grant.

(2) These options were cancelled in connection with the executives' separation from e.spire.

OPTION EXERCISES AND FISCAL YEAR END VALUES

     The following table sets forth information with respect to the Named Officers concerning the exercise of options during the fiscal year ended December 31, 1999 and the value of unexercised options held by the Named Officers as of December 31, 1999.

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                            OPTIONS AT DECEMBER 31,        IN-THE-MONEY OPTIONS
                                                                     1999                 AT DECEMBER 31, 1999(2)
                         SHARES ACQUIRED      VALUE       ---------------------------   ---------------------------
NAME                       ON EXERCISE     RECEIVED(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     ---------------   ------------   -----------   -------------   -----------   -------------
Anthony J. Pompliano...      299,966        $2,085,390     1,509,933            --      $5,909,719      $     --
Dennis J. Kern.........           --        $       --        56,250       268,750      $   72,731      $261,494
Riley M. Murphy........           --        $       --       287,502        92,500      $  833,257      $     --
Douglas Hudson.........       25,000        $  228,679       347,083        92,919      $  922,332      $     --
Richard Putt...........           --        $       --       165,625       234,375      $       --      $     --
David Piazza (3).......           --        $       --       270,000            --      $       --      $     --

---------------

(1) Based upon the last sale price on the option exercise date, as reported by Nasdaq Stock Market, less the exercise price paid for the shares.

(2) Represents the difference between the per share exercise price of the unexercised options and $5.813, the last sale price on December 31, 1999, as reported by the Nasdaq Stock Market.

(3) In connection with Mr. Piazza's separation from e.spire, vesting of 120,000 options was accelerated pursuant to his separation agreement dated October 28, 1999.

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

     e.spire currently has an insurance policy insuring the directors and officers of e.spire and its subsidiaries against any liability incurred by them while acting within the scope of their duties as a director or officer. The policy is for a maximum amount of $20 million and has a deductible of $250,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Only Messrs. Banks, Bentz, Giess, Rafferty, Trouveroy, and Middlemas served on the Compensation Committee of the Board of Directors (the "Compensation Committee") during the fiscal year ended December 31, 1999. None of these directors has ever been an employee of e.spire or any of its subsidiaries. During the fiscal year ended December 31, 1999 no executive officer of e.spire served on the Compensation Committee or Board of Directors of any other entity which had any executive officer who also served on the Compensation Committee or Board of Directors of e.spire.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for setting corporate policy for executive and other employee compensation and benefit plans. Christopher L. Rafferty served on the Compensation Committee for all of the fiscal year ended December 31, 1999. Edwin M. Banks served as a member of the Compensation Committee from April 13, 1999 through December 31, 1999. George M. Middlemas also served on the Compensation Committee until his resignation on March 31, 1999. Olivier L. Trouveroy also served on the Compensation Committee from January 1, 1999 until he resigned effective October 29, 1999. Benjamin Giess served on the Compensation Committee from April 13, 1999 until he resigned effective October 29, 1999. Peter C. Bentz served as member of the Compensation Committee from April 13, 1999 until his appointment ended on January 18, 2000. George F. Schmitt was appointed to the Compensation Committee on January 18, 2000. None of the Compensation Committee members was an employee of e.spire during 1999. The Compensation Committee's responsibilities included the recommendation for approval of executive pay structure (i.e. salary bands, guidelines for annual merit increases and incentives and aggregate amounts and guideline levels of participation in executive stock plans), as well as the recommendation for approval of all compensation matters for the Named Officers. In this connection, the Compensation Committee has retained and relied upon the advice of an independent compensation consultant who has conducted market surveys and made recommendations to the Compensation Committee consistent with the adopted compensation philosophy.

COMPENSATION PHILOSOPHY

     e.spire's approach to executive compensation, as implemented by the Compensation Committee, has been designed to provide a competitive program that will enable e.spire to attract, motivate, reward and retain individuals who possess the skills, experience and talents necessary to advance the growth and financial performance of e.spire. e.spire's compensation policies are designed to encourage shareholder value creation, corporate teamwork, equity ownership in e.spire and long term loyalty to e.spire. e.spire's executive compensation has two key elements: (1) an annual component, i.e., base salary and an annual discretionary bonus based upon achievement of corporate and personal objectives, and (2) a long-term component consisting of stock options and awards.

     e.spire strives to provide compensation opportunities that emphasize effectively rewarding management for the achievement of critical corporate and personal performance objectives. In addition, the program provides stock opportunities designed to align the interest of executives and other key employees with other stockholders through the ownership of Common Stock. The following is a discussion of each of the elements of e.spire's executive compensation program including a description of the decisions and actions taken by the Compensation Committee with respect to the 1999 compensation for the Chief Executive Officer and all executive officers as a group.

EXECUTIVE COMPENSATION POLICY

     Compensation paid to e.spire's executive officers for the fiscal year ended December 31, 1999 (as reflected in the Summary Compensation Table set forth above with respect to the Named Officers) consisted of the following elements: base salary, annual bonuses, stock options under the Stock Option Plan, participation in the 1996 Stock Plan and contributions under e.spire's 401(K) Plan.

     In determining the base salary of executive officers, the Compensation Committee establishes broad salary bands as flexible guidelines for future salary administration which take into consideration a variety of factors, including the executive's levels of responsibility and individual experience and performance, and the salaries of similar positions in e.spire and in comparable companies in the CLEC industry. The Compensation Committee believes that its process for determining and adjusting the base salary of executive officers is fully consistent with sound personnel practices. Based on the Compensation Committee's consideration of the aforementioned factors, Mr. Hudson and Ms. Murphy were paid salaries in 1999 which exceeded the minimum salaries required by their employment agreements, but reflected salary increases contemplated by their agreements. The salary paid to Mr. Putt exceeded the minimum salary required under the terms of his employment agreement by $42,700. Compensation for Mr. Piazza, who served as Chief Financial Officer, until his resignation on October 28, 1999, was based on the terms of his March 24, 1997 employment agreement and his separation agreement.

     Annual adjustments to base salaries typically are made effective at the beginning of the calendar year for which they are intended to apply for the Chairman and Chief Executive Officer, and on the anniversary of employment for the other Named Officers, and therefore reflect in large part achievement of the prior year's corporate and individual performance objectives.

ANNUAL BONUS

     For the fiscal year 1998, discretionary bonuses representing 50% of the targeted bonuses were awarded in stock by the Board on March 15, 1999, to the named executives (other than the Chairman and Chief Executive Officer, as described below) and other e.spire employees. The remaining 50% of the targeted bonuses are expected to be paid in the third quarter of 2000, conditioned upon continued employment with e.spire, which will be paid in cash or stock at e.spire's discretion.

     For the fiscal year 1999, discretionary bonuses representing 25% of the targeted bonuses awarded in stock by the Board, to the named executives and e.spire's employees is expected to be paid in the second quarter of 2000. The remaining 75% of the targeted bonuses are expected to paid in the fourth quarter of 2000, conditioned upon continued employment with e.spire, which will be paid in cash or stock at e.spire's discretion. In April 2000, discretionary bonuses representing 33% of the targeted bonuses was awarded in cash by the Board to employees of ACSI Network Technologies -- e.spire's wholly owned subsidiary. The balance is expected to be paid 33% during each of the second and third quarters of 2000, respectively, which will be paid in cash or stock at e.spire's discretion. In addition, discretionary bonuses are expected to be awarded by the Board to employees of CyberGate, Inc. -- a wholly owned e.spire subsidiary, which will be paid in cash or stock at e.spire's discretion.

STOCK INCENTIVES

     The long term incentive element of e.spire's management compensation program has historically been primarily in the form of stock option grants. The employment agreements for the Named Officers typically specify initial stock options that vest over a three or four year period and performance stock options which vest upon achievement of certain criteria. Other key employees may be granted initial and/or performance options when they join e.spire. In addition, the Named Officers and other employees are eligible for annual option grants based on guidelines expressed as percentages of their salaries with variations which recognize individual performance, leadership potential and past grant history. For 1999, these discretionary stock options have been granted and administered by the Compensation Committee under the Stock Option Plan, which was designed to create an opportunity for employees of e.spire to acquire a proprietary interest in e.spire and thereby enhance their efforts in the service of e.spire and its stockholders. The compensatory and administrative features of the Stock Option Plan conform in all material respects to the design of standard comparable plans in the industry and are, in the Compensation Committee's estimation, fair and reasonable.

     During 1999, the Compensation Committee approved grants of stock options to employees and executive officers (including certain of those Named Officers reflected in the foregoing tables) for an aggregate of 1,971,587 shares at exercise prices ranging from $5.00 to $14.00 per share, which options were generally granted with exercise prices equal to 100% of the fair market value of the Common Stock on the dates of grants. Effective January 1999, the Compensation Committee adopted a policy of generally granting options under the Stock Option Plan equal to the fair market value of the Common Stock on the dates of grant. In most cases, one-quarter of the options become exercisable on each succeeding anniversary of the respective grant dates to further the executive retention goal of the Stock Option Plan.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Anthony J. Pompliano assumed the role of Chief Executive Officer, in addition to his position as Chairman of the Board, on November 22, 1998. Mr. Pompliano voluntarily resigned as Chairman of the Board and Chief Executive Officer effective January 21, 2000. Pursuant to his employment agreement, as amended, Mr. Pompliano is entitled to a bonus of $200,000, $100,000 of which was paid in March 1999, with the additional $100,000 payable upon achievement of certain revenue and EBITDA objectives for the first and second quarters of 1999 and only if Mr. Pompliano continued as an employee of e.spire as of September 30, 2000. Mr. Pompliano is not entitled to the remaining $100,000 of his bonus because of his resignation.

     The following directors, are members of the Compensation Committee as of May 1, 2000, and provide the foregoing report.

                                          George F. Schmitt
                                          Edwin M. Banks
                                          Christopher L. Rafferty

COMPARATIVE STOCK PERFORMANCE

     The graph below compares the cumulative stockholder return on the Common Stock since March 3, 1995, the time e.spire began trading on the Nasdaq SmallCap Market, with the cumulative total return on the Nasdaq Composite Index and Nasdaq Telecommunications Industry Index over the same period (assuming an investment of $100 in the Common Stock, the Nasdaq Composite Index and Nasdaq Telecommunications Industry Index on March 3, 1995). The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                     [COMMPARATIVE STOCK PERFORMANCE GRAPH]

                                                                                                                 NASDAQ
                                                 E.SPIRE COMMUNICATIONS      NASDAQ COMPOSITE INDEX     TELECOMMUNICATIONS INDEX
                                                 ----------------------      ----------------------     ------------------------
12/31/95                                                $  100                      $  100                      $  100
12/31/96                                                   200                         123                         102
12/31/97                                                   238                         151                         149
12/31/98                                                   119                         213                         247
12/31/99                                                   108                         395                         438

EMPLOYMENT AND TERMINATION AGREEMENTS

     Anthony J. Pompliano. e.spire was party to an employment agreement with Anthony J. Pompliano, its former Chairman and Chief Executive Officer, which terminated on December 31, 1999. Under the terms of the agreement, as amended, Mr. Pompliano was entitled to an annual base salary of $330,000 commencing January 1, 1999. Mr. Pompliano was entitled to a cash bonus of up to $250,000 for fiscal year 1999, based upon e.spire's achievement of certain performance goals for the relevant fiscal year. Under this employment agreement, Mr. Pompliano has been granted options to purchase an aggregate of 1,849,899 shares of e.spire's Common Stock at exercise prices ranging from $.875 per share to $2.80 per share. Mr. Pompliano's employment agreement also contains non-compete, non-solicitation and confidentiality provisions that expire on December 31, 1999 and December 31, 2000 respectively.

     Riley M. Murphy.  e.spire was a party to an employment agreement with Riley
M. Murphy, its former Executive Vice President for Legal and Regulatory Affairs, which terminated on March 31, 1999. Ms. Murphy voluntarily resigned from e.spire effective March 14, 2000. Under this employment agreement, as amended, Ms. Murphy was granted options to purchase an aggregate of 300,002 shares of Common Stock at prices ranging from $2.25 per share to $3.40 per share. Under this employment agreement, e.spire may extend loans to Ms. Murphy. Ms. Murphy's employment agreement also contains a two-year non-compete/non-solicitation provision that expires on April 1, 2001.

     Douglas R. Hudson. e.spire was a party to an employment agreement with Douglas R. Hudson, former President of ACSI Network Technologies, Inc., a wholly-owned subsidiary of e.spire, which expired May 30, 1999. Mr. Hudson voluntarily resigned from e.spire effective February 4, 2000. This agreement, as amended, calls for a minimum annual salary of $135,000 and a bonus of $243,750, payable in annual installments through January 1997. Mr. Hudson was granted options to purchase an aggregate of 300,002 shares of Common Stock at prices ranging from $2.25 per share to $3.40 per share. Under this employment agreement, e.spire may extend loans to Mr. Hudson. Mr. Hudson's employment agreement also contains a two-year non-compete/non-solicitation provision that remains in effect until May 31, 2001.

     David L. Piazza.  e.spire was a party to an employment agreement with David
L. Piazza, which was terminated effective October 28, 1999, when Mr. Piazza voluntarily resigned from his position as Chief Financial Officer. Under the terms of the employment agreement Mr. Piazza was entitled to a salary of $175,000, a signing bonus of $30,000 and annual bonuses up to 30% of his salary based upon achievement of certain performance goals for the relevant fiscal year. Under this employment agreement, Mr. Piazza was granted options to purchase 250,000 shares at an exercise price of $7.33 per share. These options vest in installments between March 1998 and March 2003, subject to Mr. Piazza's continued employment. Mr. Piazza's employment agreement also contains non-compete, non-solicitation and confidentiality provisions.

     Pursuant to a separation agreement dated October 28, 1999, Mr. Piazza and e.spire agreed, among other things, that Mr. Piazza will receive (i) $209,000 in severance pay beginning October 28, 1999, which shall be paid over the course of one year in semi-monthly installments, however, in the event that e.spire closes issuance of Capital Stock or Additional Notes (as defined in the Credit Facilities dated August 11, 1999) with gross proceeds of at least $100 million, all unpaid amounts will be accelerated and pre-paid in a lump sum, on the later of January 3, 2000, or one day following such closing date. Pre-paid amounts may be discounted over the then-determined acceleration period at a rate of six percent per annum; and (ii) a lump sum of $7,234.40 for unused vacation time. Mr. Piazza agreed to certain non-compete and non-solicitation provisions expiring on October 28, 2000. e.spire accelerated the vesting of 120,000 of Mr. Piazza's options that had not vested as of October 28, 1999, and cancelled 20,000 of Mr. Piazza's options.

     Richard Putt. e.spire was a party to an employment agreement with Richard Putt, former Executive Vice President of Sales and Marketing, which expired on December 15, 1999. Mr. Putt voluntarily resigned from his position effective January 15, 2000. This agreement, as amended, calls for a minimum annual salary of $200,000, a signing bonus of $125,000 and an annual performance bonus of up to $100,000 based upon the achievement of certain performance goals, payable in annual installments through December 1999. Mr. Putt was granted options to purchase an aggregate of 200,000 shares of Common Stock at an exercise price of $10.09 per share. In the event that Mr. Putt's employment is terminated without cause, he will receive his then current base salary and health and medical benefits coverage at e.spire's expense for a period of one year from the date of termination. Under this employment agreement, e.spire may extend loans to Mr. Putt. Mr. Putt's employment agreement also contained a one-year non-compete and non-solicitation provisions that remain in effect through January 15, 2001 and December 15, 2000, respectively.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INDEBTEDNESS OF DIRECTORS AND OFFICERS

     Pursuant to the employment agreement by and between e.spire and Douglas R. Hudson, as amended, e.spire extended two loans to Mr. Hudson. The first loan is dated January 7, 1999, for a principal amount of $66,779.96, at an interest rate of 8% per year, with payment of principal and accrued interest due July 1, 1999. The principal amount of this loan represents the consolidation of principal of and accrued interest on several previous loans extended to Mr. Hudson during 1998. The second loan, dated January 26, 1999, is for a principal amount of $16,106.07, at an interest rate of 8% per year, with payment of principal and accrued interest due July 1, 1999. e.spire forgave the aggregate principal and interest in the amount of $84,563.99 for both of the aforementioned loans on April 13, 1999. The loans were secured by shares of Common Stock of e.spire owned by Mr. Hudson or issuable to Mr. Hudson upon exercise of the options to purchase e.spire's Common Stock currently owned or obtained in the future by Mr. Hudson.

     Pursuant to the employment agreement by and between e.spire and Riley M. Murphy, as amended, e.spire has extended three loans to Ms. Murphy. The loans are as follows: i) a loan dated December 28, 1998 for a principal amount of $32,088, at an interest rate of 8% per year, with payment of principal and accrued interest due December 28, 1999; ii) a loan dated January 26, 1999 for a principal amount of $16,148.80, at an interest rate of 8% per year, with payment of principal and accrued interest due December 28, 1999; and iii) a loan dated January 29, 1999, for a principal amount of $57,000, at an interest rate of 8% per year, with payment of principal and accrued interest due December 28, 1999. As of March 31, 2000, the total aggregate amount of principal and accrued interest outstanding for all three of the loans was $115,321.49 The loans are secured by shares of Common Stock of e.spire issuable to Ms. Murphy upon exercise of the options to purchase e.spire's Common Stock currently owned or obtained in the future by Ms. Murphy. Due to Ms. Murphy's resignation, the loans are currently due and payable.

     Pursuant to the employment agreement by and between e.spire and Richard Putt, as amended e.spire extended a loan to Mr. Putt for a principal amount of $100,000, at an interest of 8% per year, with payment of principal and accrued interest due. As of March 31, 1999, the total aggregate amount of principal and accrued interest outstanding was $106,794.52. The loans are secured by shares of Common Stock of e.spire issuable to Mr. Putt upon exercise of the options to purchase e.spire's Common Stock currently owned or obtained in the future by Mr. Putt. Due to Mr. Putt's resignation, the loans are currently due and payable.

     On March 3, 2000, e.spire completed a private offering of securities and received $100.7 million from a group of investors, including Huff. In connection with the private offering, e.spire issued 81,777 shares of Series A Convertible Preferred Stock and 175,000 warrants. Each share of Series A Convertible Preferred Stock is initially convertible into 126.4 shares of Common Stock (an effective conversion price of $7.91 per share), and each warrant is initially exercisable for 44.1 shares of Common Stock (at an initial exercise price of $9.89 per share).

     e.spire has in place policies and procedures that enable it to comply with the covenants in its existing indentures regarding transactions with affiliates.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

     The following table sets forth as of December 31, 1999, certain information regarding the beneficial ownership of e.spire's Common Stock outstanding (assuming the exercise of options and warrants exercisable on or within 60 days after such date) by (i) each person who is known to e.spire to own 5% or more of the Common Stock, (ii) each director of e.spire, (iii) each of the Named Officers and (iv) all executive officers and directors of e.spire as a group.

     Unless otherwise indicated, the named persons exercise sole voting and investment power over the shares that are shown as beneficially owned by them.

                                                              NUMBER OF       PERCENTAGE
                NAME OF BENEFICIAL OWNER(1)                     SHARES        OF TOTAL(2)
                ---------------------------                   ----------      -----------
The Huff Alternative Income Fund, L.P.......................  15,160,137(3)        29%
ING Equity Partners, L.P., I................................      40,000(4)      *
ING Equity Holdings, Inc....................................   4,693,036(5)       9.2%
Anthony J. Pompliano........................................   1,553,665(6)       3.0%
Riley M. Murphy.............................................     364,319(7)      *
Douglas R. Hudson...........................................     372,801(8)      *
Dennis J. Kern..............................................      96,250(9)      *
John R. Polchin.............................................      32,375(10)     *
Richard Putt................................................     177,269(11)     *
Edwin M. Banks..............................................       6,500(12)     *
Peter C. Bentz..............................................      16,000(12)     *
Frederick Galland...........................................      31,000(13)     *
William R. Huff.............................................     118,999(14)     *
Christopher L. Rafferty.....................................      12,000(15)     *
All executive officers and directors as a group (11
  persons)..................................................   2,773,178          5.2%

---------------
  *  Less than one percent

 (1) The address of all officers and directors listed above is in the care of e.spire.

 (2) The percentage of total outstanding for each stockholder is calculated by dividing (i) the number of shares of Common Stock deemed to be beneficially owned by such stockholder as of December 31, 1998 by (ii) the sum of (A) the number of shares of Common Stock outstanding as of December 31, 1998 plus (B) the number of shares of Common Stock issuable upon the exercise of options or warrants held by such stockholder which were exercisable as of the Record Date or will become exercisable within 60 days after December 31, 1998 ("currently exercisable").

 (3) Includes currently exercisable warrants to purchase 200,000 shares and currently exercisable Outside Directors Options to purchase an aggregate of 70,000 shares awarded pursuant to the 1994 Employee Stock Option Plan awarded as follows to each of Messrs. Banks, Bentz, Huff and Rafferty respectively: 20,000, 20,000, 10,000 and 20,000. The address for Huff is 1776 On the Green, 67 Park Place, Morristown, NJ 07960.

 (4) Represents currently exercisable options to purchase 40,000 shares. The address for ING Equity Holdings Inc. is 230 Madison Avenue, New York, NY 10022.

 (5) The address for ING Equity Partners, L.P. I is 520 Madison Avenue, New York, NY 10022.

 (6) Includes currently exercisable option to purchase 1,406,599 shares and 97,066 shares owned.

 (7) Includes currently exercisable options to purchase 300,002 shares, 50,000 shares owned, 5,655 shares purchased through the 1996 Employee Stock Purchase Plan and 8,662 of common stock awarded for her 1997 and 1998 bonuses pursuant to the Annual Performance Plan.

 (8) Includes currently exercisable to purchase 362,083 shares, 10,650 shares owned and remaining balance of 68 shares of common stock awarded for his 1997 and 1998 bonuses pursuant to the Annual Performance Plan.

 (9) Includes currently exercisable options to purchase 81,250 shares and 15,000 shares owned.

(10) Includes currently exercisable options to purchase 32,375 shares.

(11) Includes currently exercisable options to purchase 165,625 shares, 4,354 shares owned, and 7,290 shares of common stock purchased through the 1996 Employee Stock Purchase Plan.

(12) Messrs. Banks and Bentz are employees of W.R. Huff Asset Management Co., L.L.C., an affiliate of Huff. Messrs. Banks and Bentz disclaim beneficial ownership of all shares held by Huff.

(13) Represents 31,000 shares owned.

(14) Represents 118,999 shares owned. Mr. Huff is a founder of W.R. Huff Asset Management Co., L.P. and the Huff Alternative Income Fund, L.P. Mr. Huff disclaims beneficial ownership of all shares held by Huff.

(15) Represents 4,000 shares owned. Mr. Rafferty is an employee of WRH Partners, LLC, the general partner of Huff. Mr. Rafferty disclaims beneficial ownership of all shares held by Huff.

PROPOSAL NO. 2 -- AMENDMENT TO E.SPIRE'S 1996 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UPON EXERCISE FROM 1,000,000 TO 2,000,000 SHARES.

     Based on the Compensation Committee's recognition that e.spire's success is dependent upon its ability to attract and retain talented employees and that one of the best ways to compete for such personnel is to offer significant potential rewards which are tied to e.spire's success, the Board adopted the 1996 Stock Plan in October 1996 and on November 15, 1996 the stockholders approved and ratified the adoption of the 1996 Stock Plan. The Board believes that all employees of e.spire and its subsidiaries should be provided the opportunity to acquire or increase their holdings of e.spire's Common Stock. When adopted, 500,000 shares of Common Stock were reserved for issuance upon the exercise of options granted under the 1996 Stock Plan. On May 12, 1999, the stockholders approved and ratified an amendment to increase the number of shares of

Common Stock reserved for issuance from 500,000 to 1,000,000 shares. As of April 21, 2000, 544,781 options had been granted and exercised under the 1996 Stock Plan.

     Generally under the 1996 Stock Plan, only employees working more than 20 hours a week and who have been employed three months or more by e.spire or any subsidiary of e.spire prior to the commencement of an offering period under the Plan are eligible to participate in the 1996 Stock Plan. The first offer period commenced on December 2, 1996 and ended on June 30, 1997 with subsequent Offer Periods commencing on the first day of July and January each year (or at such other date as the Compensation Committee shall determine). The Compensation Committee has the power to change the duration and/or the frequency of Offer Periods with respect to future Offers without stockholder approval if such change is announced at least 10 days prior to the scheduled Offer Period to be affected.

     The Compensation Committee administers the 1996 Stock Plan. The option price at which shares of Common Stock may be purchased under any option granted under the 1996 Stock Plan is 85% of the fair market value of a share of Common Stock on the date Common Stock is purchased pursuant to an offering under the Plan. The Compensation Committee has the power to change the price under which an option may be exercised with respect to future Offer Periods without stockholder approval if (i) the new exercise price is within the minimum pricing requirements of Section 423(b)(6) of the Internal Revenue Code of 1986, as amended (the "Code"); and (ii) such change is announced at least 10 days prior to the scheduled beginning of the first Offer Period to be affected. The reported last sale price of e.spire's Common Stock on May 4, 2000, on The NASDAQ Stock Market was $5.063. The stock subject to options granted under the 1996 Stock Plan may be treasury shares or authorized and unissued shares of Common Stock as the Compensation Committee may determine in its discretion. If the proposed amendment is approved, the aggregate number of shares which may be issued pursuant to options exercised under the 1996 Stock Plan may not exceed 2,000,000 and the number of shares subject to options outstanding at any time may not exceed the number of shares remaining available for issuance thereunder.

     An eligible employee may elect to participate in the 1996 Stock Plan by authorizing regular payroll deductions, which may not exceed the maximum percentage of the employee's eligible compensation per pay period, to be applied toward the purchase of Common Stock pursuant to the Offer. The "maximum percentage" means percent of eligible compensation available for payroll deductions, specified by the Committee at the beginning of the term of each Offer, not exceeding 10%. An employee's "eligible compensation" for payroll deductions under the 1996 Stock Plan includes only base salary and commissions (if any) paid in each payroll period. On the effective date of an Offer, subject to certain limitations, each then eligible employee will be granted an option to purchase, through payroll deductions, as many full shares of Common Stock as he or she may choose up to the maximum percentage of eligible compensation to be received by such employee during the term of the Offer. On the last trading day of each month during the term of an Offer, a participating employee will be deemed to have exercised his or her option to purchase, at the applicable option price, that number of full shares of Common Stock which may be purchased with the amount deducted from such employee's compensation during that month and excess funds from the preceding month if any.

     In no event will an employee be permitted to purchase any shares under the 1996 Stock Plan if the employee, immediately after the purchase, owns or would own shares (including all shares which may be purchased under outstanding options) representing 5% or more of the total combined voting power or value of all classes of shares of capital stock of e.spire or its subsidiaries. In addition, in no event may shares be purchased under the 1996 Stock Plan with a value in excess of $25,000 in any calendar year. Once enrolled in the Plan, an eligible employee shall be a participant in all Offers under the Plan until he or she withdraws from further participation in the Plan. A participant may withdraw from participation in the Plan at any time; provided, however, that no withdrawn participant may enroll in the Plan until the first anniversary of the date of such participant's withdrawal. However, if the Compensation Committee amends the Plan with respect to future Offers to change the Offer Period or change the price under which shares of Common Stock may be purchased pursuant to an Offer, the withdrawn participant may again become a participant as of the commencement date of the Offer Period to which such change or changes apply.

     The right to participate in the 1996 Stock Plan and the interest of an employee in the shares of Common Stock or excess funds accumulated on his or her behalf, is nontransferable, other than transfer by will or under the laws of descent and distribution or as otherwise provided by law. A participant may not sell or otherwise dispose of shares of Common Stock acquired pursuant to the Plan for a period of 120 days from the purchase date of such shares. In the event that an employee's employment with e.spire is terminated for any reason, including upon the retirement or death of an employee, no payroll deductions will be made from any compensation then due and owing to such employee at such time, and a certificate representing the number of full shares of Common Stock then credited to the participant's account, and a check for any amount of excess funds contributed as of that date (and not eligible for the purchase of shares) will be issued and delivered to the employee (or the representative of such employee, if applicable).

     The number of shares authorized to be issued under the Plan and the exercise prices may be increased or decreased in an indeterminate amount as a result of any stock split, stock dividend, combination of eligible shares, reorganization or other similar event.

     The 1996 Stock Plan and all rights of participants will terminate upon the earlier of (i) the date as of which participants have exercised options to purchase a number of shares of Common Stock equal to or greater than the number of shares then subject to the 1996 Stock Plan or (ii) the date as of which the Compensation Committee or the Board terminates the 1996 Stock Plan.

     For a description of certain of the federal income tax consequences associated with the grant and exercise of options and the Stock Option Plan, see "1996 Stock Plan, Stock Option Plan and Restricted Stock Plan -- Federal Income Tax Consequences."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF AN AMENDMENT TO E.SPIRE'S 1996 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE FROM 1,000,000 TO 2,000,000 SHARES (PROPOSAL NO. 2 ON THE PROXY CARD).

PROPOSAL NO. 3 -- AMENDMENT TO E.SPIRE'S 1994 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UPON EXERCISE FROM 11,000,000 TO 13,500,000.

STOCK OPTION PLAN

CURRENT PROVISIONS

     On November 15, 1994, the Board adopted and on December 16, 1994, stockholders approved the Stock Option Plan. Which was subsequently amended on January 26, 1996, November 15, 1996, June 25, 1997, May 13, 1998 and September 14, 1998, the Board approved amendments to the Stock Option Plan. The Stock Option Plan will terminate no later than November 15, 2004, after which no additional options may be granted. The Stock Option Plan is administered by the Compensation Committee which makes discretionary grants ("discretionary grants") of options to employees (including employees who are officers and directors of e.spire), directors who are not employees of e.spire and consultants. The Stock Option Plan also provides for formula grants of options to non-employee directors ("Outside Directors"), as defined in the Stock Option Plan ("formula grants"). The Stock Option Plan can be amended by the board without stockholder approval unless stockholder approval is required by applicable law, rules (including those of The Nasdaq Stock Market) or regulations. Under the Stock Option Plan 10,500,000 shares of Common Stock have been reserved for discretionary grants and 500,000 shares of Common Stock have been reserved for formula grants. As of December 31, 1999, 6,830,605 discretionary and 140,000 formula options had been granted under the Stock Option Plan.

     Options granted pursuant to discretionary grants may be nonqualified options or incentive options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The selection of participants, allotment of shares, determination of price and other conditions of purchase of such options will be determined by the Compensation Committee, in its sole discretion. Options granted pursuant to discretionary grants are exercisable for a period of up to ten years, except that incentive options granted to optionees who, at the time the option is granted, own stock representing greater than 10% of the voting power of all classes of stock of e.spire or any parent or subsidiary, are exercisable for a period of up to five years. The per-share exercise price of incentive options granted pursuant to discretionary grants must be no less than 100% of the fair market value of the Common Stock on the date of grant, except that the per share exercise price of incentive options granted to optionees who, at the time the option is granted, own stock representing greater than 10% of the voting power of all classes of stock of e.spire or any parent or subsidiary, must be no less than 110% of the fair market value of the Common Stock. The per share exercise price of nonqualified stock options granted pursuant to discretionary grants must be no less than 85% of the fair market value of the Common Stock on the date of grant. To the extent options are granted at less than fair market value, e.spire incurs a non-cash cost for financial reporting purposes.

     Each Outside Director shall be granted automatically (i) on the date of the initial election of such Outside Director to the Board (whether by the stockholders or by the Board) an Option to purchase Ten Thousand (10,000) Shares (subject to adjustment as provided in the Stock Option Plan) (an "Initial Grant") and (ii) on the date of each annual meeting of stockholders at which such Outside Director is re-elected to the Board (except that for those Outside Directors elected at the annual meeting on May 13, 1998, such Options will be granted on July 1, 1998), provided such Outside Director shall have Continuous Status as an Outside Director during the year preceding such annual meeting date, an Option to purchase Ten Thousand (10,000) Shares (subject to adjustment as provided in the 1994 Plan) (a "Renewal Grant"). The Initial Grant of an Option to an Outside Director shall vest and become exercisable as to each of the 10,000 Shares twelve (12) months after the date such Option is granted (the "Vesting Date"), provided that such Outside Director remains a member of the Board on the Vesting Date, unless the termination of such Outside Director's directorship is due to death or disability, in which case all such Options will vest on the Vesting Date. Any Renewal Grant of an Option shall vest and become exercisable on the date of grant of the Option. Each such Option shall have a term of five years from the relevant vesting date. The exercise price per share of Common Stock for options granted pursuant to a formula grant shall be 100% of the fair market value as determined under the terms of the 1994 Plan.

     As of December 31, 1999, there were approximately 1,418 employees eligible to participate and approximately 595 actual participants in the Stock Option Plan. During the fiscal year ended December 31, 1999, there were grants of 60,000 options pursuant to the Stock Option Plan to Outside Directors, with exercise prices ranging from $7.18 to $14.00. There were grants of options pursuant to the Stock Option Plan to all other employees as a group to acquire a net aggregate amount of 1,971,587 shares of Common Stock, at exercise prices ranging from $5.00 to $13.44 per share, during the fiscal year ended December 31, 1999. For information concerning options granted to executive officers in 1999 see "Option Grants in Fiscal Year Ended December 31, 1999."

     For a description of certain of the federal income tax consequences associated with the grant and exercise of options and the Stock Option Plan, see "1996 Stock Plan, Stock Option Plan and Restricted Stock Plan -- Federal Income Tax Consequences."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF AN AMENDMENT TO E.SPIRE'S 1994 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE FROM 11,000,000 TO 13,500,000 SHARES (PROPOSAL NO. 3 ON THE PROXY CARD).

PROPOSAL NO. 4 -- AMENDMENT TO E.SPIRE'S 1998 RESTRICTED STOCK PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE FROM 20,000 TO 1,000,0000.

     Based on the Board's recognition that e.spire's success is dependent upon its ability to attract and retain talented employees, the Board of Directors adopted the Restricted Stock Plan in December 1998 and on May 12, 1999 the shareholders approved and ratified the adoption of the Restricted Stock Plan. The Restricted Stock Plan is intended to aid e.spire and its subsidiaries in securing and retaining key employees of outstanding ability and to motivate such employees to exert their best efforts on behalf of e.spire and its subsidiaries by providing incentive through the grant of restricted stock awards ("Awards"). e.spire expects that it will benefit from the added interest that such key employees will have in the welfare of e.spire as a result of their proprietary interest in e.spire's success. As of December 31, 1999, 20,000 shares had been awarded under the Restricted Stock Plan. As of December 31, 1999, the two ACSI Network Technologies employees eligible were participating in the Restricted Stock Plan.

     The Restricted Stock Plan, currently reserves 20,000 shares of Common Stock, which may consist, in whole or in part, of unissued or treasury shares of e.spire's Common Stock, for granting awards of Common Stock to eligible employees of e.spire and its subsidiaries. Key management and other employees of e.spire and its subsidiaries, who are from time to time responsible for the management, growth or protection of the business of e.spire and its subsidiaries, are eligible to be granted Awards under the Restricted Stock Plan. The Compensation Committee administers the Restricted Stock Plan. Establishment, amendment, interpretation, rescission of any rules and regulations relating to the Restricted Stock Plan, and administration of the Restricted Stock Plan lies within the authority and sole discretion of the Compensation Committee. However, in its discretion, the Board of Directors may take any action permitted to be taken by the Compensation Committee. No Award may be granted under the Restricted Stock Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

     Awards granted under the Restricted Stock Plan are subject to the following terms and conditions: (a) the prospective recipient of an Award shall execute a Restricted Stock Agreement that sets forth the terms and conditions of the plan before she or he shall be deemed to have become a participant or to have any rights with respect to such Award; (b) each participant shall be issued a certificate in respect of shares of restricted stock awarded under the Restricted Stock Plan. Such certificate shall be registered in the name of the participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award; (c) all certificates for restricted stock delivered under this Plan shall be subject to such stock transfer orders and other restrictions as the Compensation Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which e.spire's shares are then listed and any applicable federal or state securities law, and the Compensation Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions; (d) the Compensation Committee may adopt rules which provide that the stock certificates evidencing such shares may be held in custody by a bank or other institution, or that e.spire may itself hold such shares in custody until the restrictions thereon shall have lapsed, and may require as a condition of any Award that the participant shall have delivered a stock power endorsed in blank relating to the stock covered by such Award; and (e) recipients of Awards under the Plan are not required to make any payment or provide consideration other than the rendering of services.

     The Compensation Committee will set a period of no less than one year nor more than ten years commencing with the date of an Award (the "Restriction Period"), during which the participant will not be permitted to sell, transfer, pledge, assign or otherwise dispose of restricted stock awarded pursuant to said Award. If a participant's employment with e.spire terminates for any reason during the Restricted Period, the participant shall forfeit the restricted stock and return it in full to e.spire, unless otherwise provided by the Compensation Committee. During the Restriction Period, with respect to the restricted shares, the participant shall have all rights of a stockholder of e.spire (including but not limited to the right to vote and the right to receive dividends and other distributions). In the event of a change in control as defined in the Restricted Stock Plan, the restrictions on the Awards shall lapse. The Compensation Committee may impose conditions on an award that it deems necessary to ensure the participant's payment to e.spire of any federal, state or local taxes required to be withheld with respect to such Award.

     The Compensation Committee in its sole discretion may make adjustments or substitutions for Awards if any of the following events occur: share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate exchange, or any distribution to stockholders of shares other than regular cash dividends. All other increases in the number of shares reserved for purposes of the Restricted Stock Plan require stockholder approval. Any amendments that may impair any rights or obligations under any previously granted Award require consent of the participant; however, if it is deemed necessary by the Compensation Committee to permit the granting of Awards, the Compensation Committee may make amendments that are required by the Code or other applicable laws.

     The granting of an Award under the Plan shall impose no obligation on e.spire or any subsidiary to continue the employment of a participant and shall not lessen or affect e.spire's or any subsidiary's right to terminate the employment of such participant.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL AND RATIFICATION OF THE AMENDMENTS TO THE 1998 RESTRICTED STOCK PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE FROM 20,000 TO 1,000,000 SHARES. (PROPOSAL NO. 4 ON THE PROXY CARD).

1996 STOCK PLAN, STOCK OPTION PLAN AND RESTRICTED STOCK PLAN -- FEDERAL INCOME TAX CONSEQUENCES

     The following general summary is based upon the Internal Revenue Code of 1986, as amended (the "Code") and does not include a discussion of any state or local tax consequences.

1996 STOCK PLAN -- EMPLOYEE STOCK PURCHASE OPTIONS

     The 1996 Stock Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Under the Code, no taxable income is generally recognized by a participant either as of the grant date or as of the purchase date. Depending upon the length of time the acquired shares are held by the participant, the federal income tax consequences will vary. If the shares are held for a period of two years or more from the grant date and for at least one year from the purchase date (the "Required Period"), and are sold at a price in excess of the purchase price paid by the participant for the shares, the gain on the sale of the shares will be taxed as ordinary income to the participant to the extent of the lesser of (i) the amount by which the fair market value of the shares on the grant date exceeded the purchase price or (ii) the amount by which the fair market value of the shares at the time of their sale exceeded the purchase price. Any portion of the gain not taxed as ordinary income will be treated as long-term capital gain. If the shares are held for the Required Period and are sold at a price less than the purchase price paid by the participant for the shares, the loss on the sale will be treated as a long-term capital loss to the participant. e.spire will not be entitled to any deduction for federal income tax purposes for shares held for the Required Period that are subsequently sold by the participant, whether at a gain or loss.

     If a participant disposes of shares within the Required Period (a "Disqualifying Disposition"), the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the purchase date over the purchase price paid by the participant for the shares, and e.spire will be entitled to a corresponding deduction for federal income tax purposes. In addition, if a participant makes a Disqualifying Disposition at a price in excess of the purchase price paid by the participant for the shares, the participant will recognize a capital gain in an amount equal to the difference between the selling price of the shares and the fair market value of the shares on the purchase date. Alternatively, if a participant makes a Disqualifying Disposition at a price less than the fair market value of the shares on the purchase date, the participant will recognize a capital loss in an amount equal to the difference between the fair market value of the shares on the purchase date and the selling price of the shares. E.spire will not receive a deduction for federal income tax purposes with respect to any capital gain recognized by a participant who makes a Disqualifying Disposition.

STOCK OPTION PLAN -- NONQUALIFIED STOCK OPTIONS

     An optionee will not generally recognize any taxable income upon the grant of a nonqualified option. However, upon exercise of a nonqualified option, an optionee must recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock at the time of exercise over the exercise price. Upon the subsequent disposition of the Common Stock, the optionee will realize a capital gain or loss, depending on whether the selling price exceeds the fair market value of the Common Stock on the date of exercise.

     An optionee's tax basis in the shares received on exercise of a nonqualified option will be equal to the amount of consideration paid by the optionee on exercise, plus the amount of ordinary income recognized as a result of the receipt of such shares, which together equals the fair market value of the Common Stock on the date of exercise.

The optionee's holding period in the Common Stock, for capital gains and losses purposes, begins on the date of exercise. Optionees who are required to report their holdings and transfers of the Common Stock under Section 16(a) of the Exchange Act ("Section 16 Persons") are subject to the trading restrictions of
Section 16(b) of the Exchange Act and unless the election described below is made will not recognize ordinary compensation income until the date such trading restrictions terminate (the "Deferred Date"), rather than the exercise date. If the election is not made, the amount of such taxable income will equal the excess of the fair market value on the Deferred Date of the Common Stock received over the exercise price for such Common Stock and the holding period for long-term capital gain would not begin until the Deferred Date.

     Section 16 Persons may elect to recognize compensation income on the date of exercise of the non-qualified option. In such event, the amount of taxable income to be recognized would equal the excess of the fair market value of the Common Stock on such exercise date, over the exercise price for such Common Stock. The election to recognize income on the date of exercise of the non-qualified option, may be made by the timely filing of an appropriate statement with the Internal Revenue Service.

     e.spire will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the optionee recognizes compensation income, provided e.spire satisfies any applicable withholding tax obligation with respect to such income.

RESTRICTED STOCK PLAN -- STOCK BONUS

     A Participant will not realize taxable income upon the grant of shares of Restricted Stock, and the Company will not receive an income tax deduction at such time. The Participant will not be taxed on such shares until the restrictions on such shares have lapsed or until the Participant has made an election pursuant to Section 83(b) of the Code. At such time, the Participant will realize ordinary income in an amount equal to the aggregate fair market value (as of the date on which the restrictions lapse or the election is made, as applicable) of such shares. The Company is generally allowed an income tax deduction equal to the amount realized as ordinary income by the Participant at the time such amount is taxed to the Participant.

CLOSING PRICE OF COMMON STOCK

     The last reported sales price of a share of e.spire's Common Stock on May 4, 2000 on The NASDAQ Stock Market was $5.063.

PROPOSAL NO. 5 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, pursuant to the recommendation of its Audit Committee, has selected KPMG LLP, independent auditors, to audit the consolidated financial statements of e.spire for the fiscal year ending December 31, 2000. If the appointment of KPMG LLP as independent auditors is not ratified, then the Audit Committee will select other independent auditors. If the appointment of KMPG LLP as independent auditors is ratified, then the Audit Committee reserves the right to appoint other independent auditors. KPMG LLP has served as independent auditors of e.spire since 1995. A partner of the firm will be present at the Annual Meeting, available to respond to appropriate questions, and will have an opportunity to make a statement if he desires to do so.

     In 1999, KPMG LLP performed various professional services for e.spire. They included completion of the audit of the consolidated financial statements of e.spire for fiscal year ended December 31, 1999, other review work of required filings with the SEC, preparation of corporate tax returns and other consultation with Company personnel on accounting and related matters.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE INDEPENDENT AUDITORS OF E.SPIRE FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000 (PROPOSAL NO. 5 ON THE PROXY CARD).

VII.  OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. If matters other than the foregoing should properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons named in the proxy as to the best interests of e.spire.

                         ANNUAL REPORT TO STOCKHOLDERS

     Certain other information with respect to e.spire's fiscal year ended December 31, 1999, accompanies this Proxy Statement.

                            STOCKHOLDERS' PROPOSALS

     e.spire's next Annual Meeting of Stockholders will be held on or around May 12, 2001. Such Annual Meeting of Stockholders will present information relating to e.spire's fiscal year ending December 31, 2000. Any proposal by stockholders intended to be presented at the next Annual Meeting of Stockholders must be received by e.spire at the above address for inclusion in its Proxy Statement and form of proxy relating to that meeting by January 12, 2001.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ JULIETTE PRYOR
                                          JULIETTE WILLIAMS PRYOR
                                          Secretary

Dated: May 3, 2000

                         E.SPIRE COMMUNICATIONS, INC.
                                     PROXY
                                  COMMON STOCK
                          ANNUAL MEETING: MAY 30, 2000
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       George F. Schmitt and Juliet Williams Pryor, and each of them, to act as proxies with full power of substitution in each of them, are hereby authorized to represent and to vote, as designated below and on the reverse side, upon the following proposals and in the discretion of the proxies on such other matters as may properly come before the Annual Meeting of Stockholders of e.spire Communications, Inc. to be held at The Hyatt Regency, Reston Town Center, 1800 Presidents Street, Reston, Virginia 20190 on Tuesday, May 30, 2000, at 3:00 P.M. E.D.T.or any adjournment(s), postponement(s), or other delay(s) thereof (the "Annual Meeting"), all shares of Common Stock of e.spire Communications, Inc. to which the undersigned is entitled to vote at the Annual Meeting. The following proposals are more fully described in the Notice of Annual Meeting of Stockholders and Proxy Statement (receipt of which is hereby acknowledged).

       UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3, 4, AND 5 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSALS 1, 2, 3, 4, AND 5.
(Continued and to be dated and signed on the reverse side.)

                                             e.spire Communications, Inc.
                                             P.O. BOX 11144
                                             NEW YORK, N. Y. 10203-0144






1. To elect seven(7) directors.       FOR ALL nominees        [X}        WITHHOLD AUTHORITY for     [X]       *EXCEPTIONS     [X]
                                      listed below                       all nominees listed
                                                                         below

Nominees: George F. Schmitt, William R. Huff, Edwin M. Banks, Peter C.
Bentz, Frederick Galland, Christopher L. Rafferty and Joseph R. Thornton

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE
"EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED
BELOW.)
*Exceptions
           -------------------------------------------------------------------------------------------------------------------


2. To approve and ratify amendment to the 1996                   3. To approve and ratify amendments to the 1994
   Employee Stock Purchase Plan (the "1996 Plan")                   Stock Option ("Stock Option Plan" or "1994 Plan")
   to increase the number of shares of Common Stock                 to increase the number of shares of Common Stock
   reserved for issuance upon exercise of options                   reserved for issuance upon exercise of options
   granted under the 1996 Plan from 1,000,000 to                    granted under the Stock Option Plan from 11,000,000
   2,000,000 shares. (Proposal No. 2).                              to 13,500,000 shares. (Proposal No. 3).

 FOR    [X]     AGAINST     [X]    ABSTAIN     [X]                  FOR    [X]     AGAINST     [X]    ABSTAIN     [X]

4. To approve and ratify amendments to the 1998                  5. To ratify the selection of KPMG LLP as the independent
   Restricted Stock Plan (the "Restricted Stock Plan")              auditors of the Company for the fiscal year ending
   to increase the number of shares of Common Stock                 December 31, 2000
   reserved for issuance from 20,000 to 1,000,000
   ("Proposal No. 4").

 FOR    [X]     AGAINST     [X]    ABSTAIN     [X]                  FOR    [X]     AGAINST     [X]    ABSTAIN     [X]

                                                                PLEASE CHECK THIS BOX IF YOU EXPECT TO
                                                                ATTEND THE ANNUAL MEETING IN PERSON.   [X]

                                                                (Please sign exactly as name appears to the left,
                                                                date and return. If shares and held by joint tenants,
                                                                both should sign. When signing as an attorney, executor,
                                                                administrator, trustee or guardian, give full title as such.
                                                                If a corporation, please sign in full corporate name by,
                                                                president or other authorized officer. If a partnership.
                                                                please sign in partnership name by authorized person.)

                                                                Please Date:
                                                                             -----------------------------------

                                                                Sign Here:
                                                                          --------------------------------------

                                                                ------------------------------------------------
                                                                          Signature (if held jointly)

                                                                ------------------------------------------------
                                                                [ ]   Capacity (Title or Authority, i.e. President,
                                                                      Partner, Executor, Trustee)

PLEASE SIGN AND DATE AND RETURN YOUR PROXY TODAY.  VOTE MUST BE INDICATED (X) IN BLACK OR INK.